Exhibit 3.169

ARTICLES OF INCORPORATION

OF

PARTNERS IN MEDICAL BILLING, INC.

ARTICLE I – NAME

The name of this corporation is Partners in Medical Billing, Inc. (the “Corporation”).

ARTICLE II – TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Florida law.

ARTICLE III – PURPOSE

The Corporation is organized for the purpose of transacting any or all lawful business for corporations organized under The Florida Business Corporation Act of the State of Florida.

ARTICLE IV – PRINCIPAL OFFICE ADDRESS

The mailing and street address of the principal office of this Corporation, unless and until relocated, is 670 Carrot Wood Terrace, Plantation, FL 33324.

ARTICLE V – CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

ARTICLE VI – REGISTERED AGENT

AND REGISTERED OFFICE

The mailing and street address of the initial registered office of this Corporation is 1200 South Pine Island, Plantation, FL 33324; and the name of the initial registered agent of this Corporation at that address is CT Corporation System.

ARTICLE VII – INITIAL BOARD OF DIRECTORS

The Corporation shall have one (1) initial director. The number of directors may be either increased or decreased from time to time as provided in the Corporation’s Bylaws, but shall never be less than one (1). The name and address of the initial director of this Corporation is:

Andrew Greenfield, M.D.

670 Carrot Wood Terrace

Plantation, FL 33324

ARTICLE VIII – INCORPORATOR

The name and address of the person signing these Articles of Incorporation is:

Andrew Greenfield, M.D.

670 Carrot Wood Terrace

Plantation, FL 33324

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 13th day of July, 2012.

/s/ Andrew Greenfield
Andrew Greenfield, M.D., Incorporator

CERTIFICATE DESIGNATING THE ADDRESS

AND AN AGENT UPON WHOM PROCESS MAY BE SERVED

W I T N E S S E T H:

That Partners in Medical Billing, Inc. (the “Corporation”), desiring to organize under the laws of the State of Florida, has named CT Corporation System as its agent to accept service of process within this state.

CT Corporation System

1200 South Pine Island

Plantation, FL 33324

ACKNOWLEDGMENT:

Having been named to accept service of process for the Corporation, at the place designated in this Certificate, CT Corporation System hereby agrees to act in this capacity, and further agrees to comply with the provisions of all statutes relative to the proper and complete performance of its duties, and accepts the duties and obligations of Section 607.0505, Florida Statutes.

Dated this 13th day of July, 2012.

CT Corporation System

By:	/s/ Madonna Cuddihy
Name:	Madonna Cuddihy
Title:	Special Assistant Secretary